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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  June 30, 2000



                  GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED
             (Exact name of registrant as specified in its charter)

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

Hawaii                                            2-33059                      99-0049500
(State or other jurisdiction of incorporation)    (Commission File Number)     (I.R.S. Employer Identification No.)


1255 Corporate Drive, SVC04C08
Irving, Texas                                                                  75038
(Address of principal executive offices)                                       (Zip Code)
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      Registrant's telephone number, including area code:  (972) 507-5000


                                 Not applicable
         (Former name or former address, if changed since last report)
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Item 1. Changes in Control of Registrant
        --------------------------------

        On June 30, 2000, Bell Atlantic Corporation ("Bell Atlantic"), a Delaware corporation, and GTE Corporation ("GTE"), a New York corporation, consummated a merger (the "Merger") whereby Beta Gamma Corporation ("Merger Subsidiary"), a New York corporation and a wholly-owned subsidiary of Bell Atlantic, was merged with and into GTE pursuant to an Agreement and Plan of Merger ("the Merger Agreement"), dated as of July 27, 1998, by and among Bell Atlantic, Merger Subsidiary and GTE. As a result of the Merger, GTE has become a wholly-owned subsidiary of Bell Atlantic. The registrant, GTE Hawaiian Telephone Company Incorporated, is a wholly-owned subsidiary of GTE.

        Pursuant to the terms of the Merger Agreement, each issued and outstanding share of common stock, par value $.05 per share, of GTE ("GTE Common Stock") was converted into the right to receive 1.22 shares of common stock, par value $0.10 per share, of Bell Atlantic ("Bell Atlantic Common Stock"). Bell Atlantic will issue approximately 1,175 million shares of Bell Atlantic Common Stock in exchange for the shares of GTE Common Stock. In addition, each option to purchase GTE Common Stock outstanding under GTE's stock option plans was converted into an option to purchase the number of shares of Bell Atlantic Common Stock equal to the number of shares of GTE Common Stock subject to such option multiplied by the exchange ratio for the Merger, and the associated exercise price was adjusted accordingly. Bell Atlantic's Common Stock will be listed on the New York Stock Exchange under the symbol VZ.
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SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               GTE Hawaiian Telephone Company Incorporated


                               By: /s/Stephen L. Shore
                                   -----------------------------------------
                                   Stephen L. Shore
                                   Controller



Date:  June 30, 2000